UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2014

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                      Costs Associated with Exit or Disposal Activities.

On March 14, 2014, Barnes Group Inc. (the "Company") authorized the closure of production operations at its Associated Spring facility located in Saline, Michigan.  The Saline production operations, which include approximately 50 employees, primarily manufacture certain automotive engine valve springs, a highly commoditized product.   Based on changing market dynamics and increased customer demands for commodity pricing, several customers advised the Company of their intent to transition these specific springs to other suppliers, which led to the decision to close production operations in Saline.  The closure is expected to be completed mid-year 2014.

The 2014 pretax charges associated with the closure of the production operations are estimated to be approximately $8 million, with approximately half of this amount expected to be recorded in the first quarter. Of this total amount, approximately $3 million relates to employee termination costs, primarily severance and pension costs. The balance relates to other costs associated with the closure of the production operations. Approximately $6 million of the $8 million in pretax charges is expected to result in future cash expenditures.

Item 7.01                      Regulation FD Disclosure.

On March 14, 2014,  the Company issued a press release describing the closure of production operations at its Associated Spring facility located in Saline, Michigan.  A copy of the press release is attached hereto as Exhibit 99.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2014	BARNES GROUP INC.
(Registrant)

By: /s/ Christopher J. Stephens, Jr.
Christopher J. Stephens, Jr.
Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99	Press Release dated March 14, 2014

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